Towerstream Corporation to Acquire Color Broadband Communications Inc. in Los Angeles Area

MIDDLETOWN, R.I., October 31, 2011  Towerstream Corporation (Nasdaq:TWER), a leading high-speed wireless 4G service provider and Wi-Fi network operator, and Color Broadband Communications Inc. have entered a definitive agreement for Towerstream to acquire certain business assets from Color Broadband in a transaction consisting of cash, common stock and assumed obligations. Under the terms of the agreement, Towerstream will acquire all customer contracts, network infrastructure, and related assets. The transaction is subject to customary conditions and is expected to close by the end of 2011.

This transaction will be the largest to date under Towerstream’s acquisition program, and represents the fourth acquisition since April 2010. Los Angeles will become Towerstream's largest market with the transaction increasing the market's customer base by approximately 60 percent, the market’s annual revenue base by approximately 70 percent, and its network coverage area by approximately 20 percent.

"Color Broadband is one of the largest wireless internet services providers in California,” stated President and Chief Executive Officer, Jeff Thompson. “We are excited about integrating Color Broadband's Points of Presence into our network and the opportunity to aggressively build our customer base in the expanded network coverage area."

"Our California market has been growing rapidly over the past few years and this transaction will accelerate that growth even further,” noted Joseph Hernon, Chief Financial Officer. "This acquisition will be immediately accretive to Towerstream and embodies our focus on opportunities that match our business model and enhance shareholder value."

About Towerstream Corporation

Towerstream is a leading 4G service provider in the U.S., delivering high-speed wireless Internet access to businesses. Founded in 2000, the Company has established networks in over 12 markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Nashville, Las Vegas-Reno and the greater Providence area where the Company is based.  In 2011, Towerstream launched its Manhattan Wi-Fi network geared towards mobile operators, retail/daily deal providers and Wi-Fi operators.  For more information, visit our website at www.towerstream.com or follow us on Twitter @Towerstream.

The Towerstream Corporation logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=6570

Safe Harbor

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission, including, without limitation, risk related to our ability to deploy and expand a Wi-Fi network in the New York City and other key markets. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

MEDIA CONTACT:

Todd Barrish
Indicate Media
646-396-6038
todd@indicatemedia.com